EXHIBIT 99.1

Dana Incorporated Appoints Nora LaFreniere to its Board of Directors

MAUMEE, Ohio, Dec. 11, 2024 – Dana Incorporated (NYSE: DAN) announced today that Nora LaFreniere has been appointed to the company’s board of directors, effective immediately.

Ms. LaFreniere serves as the Executive Vice President and General Counsel of Otis Worldwide Corporation, a global, publicly traded company. In this role, she oversees the company's global legal, compliance, business development, intellectual property, security, government relations, quality, and environmental, health, and safety functions.

“I am delighted to welcome Nora to the Dana board of directors,” said R. Bruce McDonald, Dana Chairman and CEO. “Her extensive experience in industrial businesses focusing on strategy formulation and executing complex M&A transactions will be invaluable to Dana as we implement our plan to transform the company and accelerate value creation.”

Nora holds a Juris Doctor from the University of Notre Dame and a Bachelor of Arts in Political Science and Philosophy from the University of California, San Diego. She has been named to the YWCA Academy of Women Achievers and is a member of the DirectWomen Board Institute.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $10.6 billion in 2023 with 42,000 people in 31 countries across six continents. With a history dating to 1904, Dana was named among the "World's Most Ethical Companies" for 2023 and 2024 by Ethisphere and as one of "America's Most Responsible Companies 2023" by Newsweek. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer. Learn more at dana.com.

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Contact: Craig Barber

+1-419-887-5166

craig.barber@dana.com